Exhibit 3

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of October 18, 1999, by and between CONVERGENCE COMMUNICATIONS, INC., a corporation organized under the laws of the State of Nevada, United States of America (the "Company") and TELEMATICA EDC, C.A., a Venezuelan compania anonima (the "Investor"). The Company and the Investor are referred to collectively herein as the "Parties" and singularly as a "Party". Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in that certain Participation Agreement, dated as of October 15, 1999, among the Company, Telematica EDC, C.A., TCW/CCI Holding LLC, International Finance Corporation, Glacier Latin-America Ltd., Fondelec Essential Services Growth Fund, L.P. and Internexus S.A. (the "Participation Agreement").

         WHEREAS, the Company and the Investor are parties to the Participation Agreement, pursuant to which the Investor has agreed to invest in the Company through the purchase of shares of the Company's Series C Preferred Stock and other securities of the Company, as one of a series of transactions set out in the Participation Agreement; and

         WHEREAS, the Company and the Investor desire to establish the terms for the purchase by the Investor, at the Closing and/or Subsequent Closing as set forth below, of such shares by entering into this Agreement and intend this Agreement to be the "CCI Stock Purchase Agreement" referenced in the Participation Agreement.

         NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and the mutual promises contained herein and in the Participation Agreement, the Parties agree as follows:

1.       Purchase and Sale of Securities.

         (a) The Transaction. On and subject to the terms and conditions of this Agreement and the Participation Agreement, the Investor hereby purchases from the Company, and the Company hereby sells to the Investor: (i) at the Closing, a total of two million (2,000,000) shares of the Company's Series C Convertible Preferred Stock, par value $.001 per share, for a purchase price per share of Seven and 50/100 United States Dollars (U.S. $7.50), for the aggregate consideration specified in Section 1(b)(i); and (ii) at the Subsequent Closing, a total of one million three hundred and thirty three thousand three hundred and thirty three (1,333,333) shares of the Company's Series C Convertible Preferred Stock, par value $.001 per share, for a purchase price per share of Seven and 50/100 United States Dollars (U.S. $7.50), for the aggregate consideration specified in Section 1(b)(ii). The Series C Convertible Preferred Stock acquired by the Investor at the Closing and Subsequent Closing will be referred to herein as the Investor's "Series C Shares." The Series C Shares shall have the rights and preferences set out in Schedule 1 hereto.
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         (b)      Purchase Price. The Investor shall pay and contribute to the
                  Company, in exchange for its Series C Shares, the following:
                  (i) at the Closing, the amount of Fifteen Million United States Dollars (U.S. $15,000,000) by delivery of cash payable by wire transfer or delivery of other immediately available funds; and (ii) at the Subsequent Closing, the amount of Ten Million United States Dollars (U.S. $10,000,000) by delivery of cash payable by wire transfer or delivery of other immediately available funds. The amounts paid by the Investor under this Section 1(b) shall be referred to collectively as the "Purchase Price."

         (c) Delivery of Shares. At the Closing, the Company shall deliver to the Investor one or more certificates representing the Series C Shares described in Section 1(a)(i), and, at the Subsequent Closing, the Company shall deliver to the Investor one or more certificates representing the Series C Shares described in Section 1(a)(ii). The Series C Share certificates will be in the form attached hereto as Exhibit A.

2. Application of Purchase Price. The Purchase Price shall be applied by the Company in the manner set out in Schedule 3 to the Participation Agreement.

3. Rights and Obligations Part of Series of Transactions. The Parties acknowledge and agree that the rights and obligations provided for in this Agreement are part of a series of transactions which, pursuant to the Participation Agreement, are subject to certain conditions precedent as provided therein, and are being entered into in reliance on certain representations and warranties and covenants of indemnification set out in the Participation Agreement (which indemnification obligations shall be deemed incorporated herein). Thus, unless and until such conditions are satisfied or waived, and these representations and warranties are made, all in the manner provided for in the Participation Agreement, no Party shall have any rights or obligations hereunder.

4. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors.

5. Succession. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. For purposes of this Agreement, the delivery of a counterpart signature by telephonic facsimile transmission shall be deemed the equivalent of the delivery of an original counterpart signature.

7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be provided in the manner, and shall be deemed effective, as set forth for providing notices in the Participation Agreement. Any Party may change the


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         address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. All disputes arising under or in relations to this Agreement shall first be subject to conciliation in accordance with the Rules of Conciliation of the International Chamber of Commerce and, failing conciliation, be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. In the event any dispute under the Participation Agreement relates in any way to the validity, performance or interpretation of this Agreement and an arbitral is constituted pursuant to Section 11(n) of the Participation Agreement, all Parties to any dispute hereunder agree (i) to be joined to the procedures initiated pursuant to Section 11(n) of the Participation Agreement;
         (ii) to have any proceeding initiated hereunder consolidated with proceedings initiated pursuant to Section 11(n) of the Participation Agreement and (iii) to be bound by any ruling of the arbitral tribunal constituted pursuant to Section 11(n) of the Participation Agreement or any interim or final award thereof. Submission of disputes to arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce, in consolidation with any disputes submitted to arbitration pursuant to Section 11(n) of the Participation Agreement as provided above, shall be the sole method of resolving disputes between the Parties hereto. Judgment upon an arbitration award may be entered in any court having jurisdiction.

10. Amendments and Waivers. This Agreement may not be amended, extended or modified unless an amendment, extension or modification has been expressly approved by a writing signed by all the parties to the Participation Agreement, and then only to the extent of such approval.

11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.


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


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
                                    COMPANY:
                                    Convergence Communications, Inc.

                                    By: ______________________________________
                                    Its:______________________________________


                                    INVESTOR:
                                    Telematica EDC, C.A.


                                    By: ______________________________________
                                    Its:______________________________________



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                                   Attachments

Exhibits                                         Schedules
--------                                         ---------
Exhibit A - Form of Series C Share               Schedule 1 - Series C Shares Rights and
            Certificates                                      Preferences